Exhibit 99.1

ServisFirst Bancshares, Inc. Increases Quarterly Cash Dividend by 7%

BIRMINGHAM, Ala.--(BUSINESS WIRE)--December 19, 2023--ServisFirst Bancshares, Inc., (NYSE: SFBS) (“ServisFirst”), the holding company for ServisFirst Bank, today announces: At a meeting held on December 18, 2023, its Board of Directors increased the company’s quarterly cash dividend from $0.28 per share to $0.30 per share. The dividend is payable on January 8, 2024 to stockholders of record as of January 2, 2024. ServisFirst has increased its dividend annually since the company went public in 2014.

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Atlanta, Birmingham, Charleston, Dothan, Huntsville, Mobile, Montgomery, Nashville, Northwest Florida, Piedmont, West Central Florida, and Western North Carolina. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbank.com.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbank.com or by calling (205) 949-0302.

Contacts

ServisFirst Bank
Davis Mange (205) 949-3420
DMange@servisfirstbank.com